Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS IMPROVED EARNINGS AND INCREASED DIVIDEND

Lake Forest, IL.  January 19, 2005 – Packaging Corporation of America (NYSE: PKG) reported today fourth quarter earnings of $38 million, or $0.36 per share, compared to breakeven fourth quarter 2003 earnings.  Fourth quarter 2004 earnings include income of $17 million, or $0.16 per share, from a dividend paid to PCA by Southern Timber Venture, a timberlands joint venture in which PCA’s holds a 31% ownership interest.  Fourth quarter 2003 earnings included a one-time after tax charge of $10 million, or $0.09 per share, to settle certain benefits-related matters with Pactiv Corporation dating back to April 12, 1999.  Net sales for the fourth quarter were $493 million compared to $431 million in 2003.

PCA also reported today that it intends to increase its quarterly cash dividend on its common stock from $0.15 per share to $0.25 per share, or $1.00 per share annually.  The first quarterly dividend of $0.25 per share will be paid to shareholders of record as of March 15, 2005 with a payment date of April 15, 2005.

Full year net income for 2004 was $69 million, or $0.64 per share, compared to a loss of $14 million, or $0.14 per share, in 2003.  Full year 2004 earnings include a decrease of $2 million, or $0.02 per share, to PCA’s previously reported results for the nine months ended September 30, 2004, as a result of an understatement of the intercompany profit reserve for products held in inventory.  As shown in the attached table, adjusted net income, which excludes special items, was $52 million, or $0.48 per share, in 2004 compared to $42 million, or $0.40 per share, in 2003.  Full year sales were $1.9 billion compared to $1.7 billion in 2003.

Higher prices and volume for both containerboard and corrugated products improved earnings by $0.25 per share compared to the fourth quarter of 2003.  This increase was partially offset by higher wood, recycled fiber, energy, transportation, labor and benefits costs, which together totaled about $0.13 per share.  Higher earnings for the full year, compared to 2003, were driven by higher prices and volume and lower interest expense, which were partially offset by the same costs that affected the 2004 fourth quarter.

The large dividend from Southern Timber Venture was the result of the sale of a portion of its timberlands in Mississippi and Alabama.  In the fourth quarter, PCA increased cash-on-hand by $94  million.  At year-end, cash-on-hand and long-term debt were $213 million and $695 million, respectively.

Paul T. Stecko, Chairman and CEO of PCA, said, “We had a very strong fourth quarter, with our corrugated products volume per workday up 6.7% over last year’s record fourth quarter volume.  Our mills continued to run extremely well, which was important in light of our very strong corrugated products demand.  Pricing continued to improve over the third quarter but was offset by higher wood, energy and transportation costs.”

Commenting on the dividend increase, Mr. Stecko said, “Since initiating dividend payments in January 2004, PCA has continued to improve its business and financial strength.  The increase in our annual dividend rate from $0.60 per share to $1.00 per share reflects PCA’s strong commitment to provide value to our shareholders.”

“As is normally our practice,” Mr. Stecko continued, “we will be taking our annual mill maintenance outages at our Counce and Valdosta linerboard mills during the first quarter.  These outages will result in higher operating costs and less production, negatively impacting earnings.  We also expect to see seasonally higher energy and wood costs.  Considering all of these items, we currently expect first quarter earnings of about $0.12 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.9 billion in 2004. PCA operates four paper mills and 66 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS:  (877) 454-2509
PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America Earnings Conference Call

WHEN:	January 20, 2005
10:00 a.m. Eastern Time

NUMBER:	(866) 244-4526 (U.S. and Canada) and (703) 639-1172 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	January 20, 2005	1:00 p.m. Eastern Time through
	February 4, 2005	1:00 a.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada), or (703) 925-2533 (International)
Passcode: 574495

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuation in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under the exhibit “Risk Factors” in PCA’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.  Future declaration of quarterly dividends, and the establishment of future record and payment dates, are subject to final determination by PCA’s Board of Directors.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended
	December 31,
(in millions, except per share data)	2004	2003

Net sales	$492.6	$431.2
Cost of sales	(404.2)	(362.4)

Gross profit	88.4	68.8
Selling and administrative expenses	(36.3)	(32.2)
Other income (expense), net	26.9	(18.8)
Corporate overhead	(11.5)	(11.3)

Income before interest and taxes	67.5	6.5
Interest expense, net	(7.2)	(7.6)

Income (loss) before taxes	60.3	(1.1)
(Provision) benefit for income taxes	(21.9)	1.3

Net income	$38.4	$0.2

Earnings per share:
Basic earnings per share	$0.36	$—
Diluted earnings per share	$0.36	$—

Basic common shares outstanding	106.8	105.2
Diluted common shares outstanding	107.9	106.7

Supplemental Financial Information:
Capital spending	$32.2	$35.1
Long-term debt	$694.9	$698.0
Cash balance	$213.3	$172.0

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Twelve Months Ended
	December 31,
(in millions, except per share data)	2004	2003

Net sales	$1,890.1	$1,735.5
Cost of sales	(1,592.4)	(1,437.6)

Gross profit	297.7	297.9
Selling and administrative expenses	(136.2)	(127.6)
Other income (expense), net	23.6	(27.2)
Corporate overhead	(44.6)	(46.2)

Income before interest and taxes	140.5	96.9
Interest expense, net	(29.6)	(121.8)

Income (loss) before taxes	110.9	(24.9)
(Provision) benefit for income taxes	(42.2)	10.5

Net income (loss)	$68.7	$(14.4)

Earnings per share:
Basic earnings (loss) per share	$0.65	$(0.14)
Diluted earnings (loss) per share	$0.64	$(0.14)

Basic common shares outstanding	106.4	104.6
Diluted common shares outstanding	107.6	104.6

Supplemental Financial Information:
Capital spending	$108.6	$113.2
Acquisitions of businesses	$38.4	$3.8

Packaging Corporation of America
Reconciliation of Net Income (Loss) as Reported
to Adjusted Net Income Before Special Items (1)
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2004	2003	2004	2003

Net Income (Loss) as Reported	$38.4	$0.2	$68.7	$(14.4)

Special Items:

Dividend from Joint Venture (2)	(16.9)	—	(16.9)	—

Cash Tender Offer Premium (3)	—	—	—	34.1

Write-off Deferred Financing Fees due to Early Extinguishment of Debt (4)	—	—	—	10.6

Fees and Expenses Related to PCA’s Refinancing Efforts (5)	—	—	—	2.0

One-Time Charge for Benefits Cost Settlement (6)	—	9.8	—	9.8

Total Special Items	(16.9)	9.8	(16.9)	56.5

Adjusted Net Income Before Special Items	$21.5	$10.0	$51.8	$42.1

Diluted Earnings per Share Before Special Items	$0.20	$0.09	$0.48	$0.40

Notes to Reconciliation of Net Income (Loss) as Reported
to Adjusted Net Income Before Special Items

(1)     Adjusted net income, a non-GAAP financial measure, excludes the after-tax effect of the special items as management considers such items to be unusual in nature.  Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

(2)     Represents a $29.3 million ($16.9 million net of taxes and expenses) dividend payment received in the fourth quarter of 2004 from Southern Timber Venture, a timberlands joint venture in which PCA holds a 31% interest.  The large dividend resulted from Southern Timber Venture’s sale of a portion of their timberland holdings.  Expenses include legal fees and a special management bonus for successful completion of the timberlands sale.

(3)     Represents the premium paid, net of tax, for the tender of the 9 5/8% Series B Senior Subordinated Notes completed July 22, 2003.

(4)     Represents the write-off of deferred financing fees, net of tax, related to the 9 5/8% Series B Senior Subordinated Notes and PCA’s Amended and Restated Credit Agreement dated as of April 12, 1999 and amended and restated as of June 29, 2000.

(5)     Represents fees and expenses, net of tax, related to the refinancing.  Other fees specifically related to the notes offering and the new bank facility were capitalized.  These fees will be amortized over the lives of the respective agreements.

(6)     Represents the after-tax charge to settle benefit cost related matters between Pactiv Corporation and PCA dating back to April 12, 1999 when PCA became a stand-alone company.

Packaging Corporation of America
Reconciliation of Net Income (Loss) by Quarter
to Net Income (Loss) by Quarter as Originally Reported (2)

Unaudited

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Full Year
(in millions)	2004	2004	2004	2004	2004

Net Income (Loss), as Originally Reported	$(6.8)	$13.6	$25.7	$38.4	$70.8

Adjustment for Intercompany Profit in Inventory (1)	0.2	(1.3)	(1.1)	—	(2.1)

Net Income (Loss)	$(6.6)	$12.3	$24.6	$38.4	$68.7

Diluted Earnings (Loss) per Share, as Originally Reported	$(0.06)	$0.13	$0.24	$0.36	$0.66

Adjustment for Intercompany Profit in Inventory (1)	0.00	(0.02)	(0.01)	—	(0.02)

Diluted Earnings (Loss) per Share	$(0.06)	$0.11	$0.23	$0.36	$0.64

Notes to Reconciliation of Net Income (Loss) by Quarter
to Net Income (Loss) by Quarter as Originally Reported

(1)     This adjustment is the result of a calculation error which resulted in an understatement of the intercompany profit reserve for products held in inventory that was discovered after the SEC Form 10-Q for the third quarter of 2004 was filed.

(2)     The sum of the quarters may not equal the total of 2004’s diluted earnings (loss) per share and net income due to changes in the weighted average shares outstanding throughout the year and due to rounding.